THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

FIRST AMENDMENT
TO
AMENDED AND RESTATED PENN TRAFFIC COMPANY SUPPLY  AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED PENN TRAFFIC COMPANY SUPPLY AGREEMENT, made and effective as of the 21st day of December, 2008 (this “First Amendment”), is by and between The Penn Traffic Company (“Penn Traffic”) and C&S Wholesale Grocers, Inc. (“C&S”).

Preliminary Statement.  C&S and Penn Traffic entered into that certain Amended and Restated Penn Traffic Company Supply Agreement dated as of September 10, 2008 (the “Supply Agreement”), whereby C&S agreed to procure and to sell, and Penn Traffic agreed to purchase from C&S, except as otherwise specifically set forth therein, Penn Traffic’s entire requirements of Merchandise for the Penn Traffic Stores, pursuant to the terms and subject to the conditions set forth in the Supply Agreement.

All capitalized terms used but not defined in this First Amendment shall have the meanings ascribed to such terms in the Supply Agreement.

By that certain Asset Purchase Agreement dated as of December 17, 2008 (the “APA”), by and between Penn Traffic and Big M Supermarkets, Inc., as “Sellers”, and C&S, as “Purchaser”, C&S purchased certain assets of the Sellers’ Wholesale Business (as such term is defined in the APA) from Sellers on December 21, 2008 (the “Closing Date”).

In connection with, and as a condition of, the closing of the purchase and sale contemplated in the APA, Penn Traffic and C&S now desire to amend certain provisions of the Supply Agreement, upon the terms and conditions set forth herein to be effective as of the date of this First Amendment.

Agreement.  In consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties, intending to be legally bound, agree as follows:

1.            Penn Traffic Stores.  The definition of “Penn Traffic Stores” in Section 1.5 of the Supply Agreement is hereby deleted in its entirety and replaced with the following Section 1.5:

“Penn Traffic Corporate Stores.  “Penn Traffic Stores” shall mean all stores owned and operated by Penn Traffic or any subsidiary or affiliate of Penn Traffic (excluding any such stores closed by or disposed of by Penn Traffic subsequent to the date hereof), in all instances above, at any time during the Term (as defined herein) hereof.  For the avoidance of doubt, and consistent with the definition of Penn Traffic Stores, the sharing of the [*] and the Procurement Fee and [*] under this Agreement shall apply exclusively to Penn Traffic’s corporate stores, and shall not include the Wholesale Customers or any New Customers (as such terms are defined in the APA, and being referred to herein, together, as the “C&S Customers”).”

2.           [*].

3.           [*].

4.           Inventory Policy.  Section 12 of the Supply Agreement is hereby deleted in its entirety and replaced with the following Section 12:

“Penn Traffic will continue to manage and issue store credits to the Penn Traffic Stores (and to the C&S Customers, in accordance with that certain Transition Services Agreement dated as of December 21, 2008, by and between Sellers and C&S (the “TSA”)), and, while Penn Traffic is obligated to perform such services under the TSA, handle all call-ins and handle customer service issues.  Penn Traffic is responsible for inventory control and any and all shortages or gains in the Facilities with regard to the Penn Traffic Stores and the C&S Customers.  Penn Traffic will allocate to the C&S Customers a portion of the shortages and gains in the Facilities pursuant to that certain Third Party Logistics Agreement dated as of December 21, 2008, by and between Penn Traffic and C&S (the “3PL Agreement”).  Further, Penn Traffic is fully responsible for the cost and disposition of leftover ad product, out-of-code, dead, excess or discontinued inventory with regard to the Penn Traffic Stores and the C&S Customers (in the case of the C&S Customers subject to the terms of the 3PL Agreement).  The above is pursuant to and further described on Schedule 12(a) attached hereto.  Amounts due by Penn Traffic or credited to Penn Traffic pursuant to this Section 12 will be estimated weekly and trued up at the close of each C&S fiscal period, provided, however, that all Merchandise governed by PACA will be paid for within thirty (30) days as set forth in Section 5.2 above.  The inventory procedures for the Facilities will be Penn Traffic's current procedures attached hereto as Schedule 12(b).  Penn Traffic agrees to observe a warehouseman’s duty of care under applicable New York and Pennsylvania law with respect to the Merchandise. Penn Traffic agrees, upon C&S's request, to allow C&S reasonable access to the Facilities to inspect its inventory (subject to exigent circumstances), and to confirm that Penn Traffic is following the attached procedures and otherwise accurately accounting for the inventory under GAAP principles.  Notwithstanding anything to the contrary set forth herein, each party shall be responsible for its own leftover ad product and the disposition of unique items.  The parties will work together in good faith to allocate such leftover ad or unique items appropriately.”

5.           Termination by C&S.  Section 14.1(a) of the Supply Agreement is hereby deleted in its entirety and replaced with the following Section 14.1(a):

“(a)        C&S may terminate this Agreement for cause (i) if Penn Traffic fails to pay any undisputed amount or amounts cumulatively exceeding $[*] to C&S when due, under this Agreement, the GM/HBC Agreement (as defined herein) or any other agreement between Penn Traffic and C&S or their respective controlled affiliates or subsidiaries, and such failure continues for 1 business day (where banks in New York are legally open) after C&S has provided Penn Traffic written notice of such failure; (ii) if Penn Traffic has breached any material obligation (other than a payment obligation which is covered under (i) above) under this Agreement or the Inventory Agreement, and if such breach is curable, remains uncured after 60 days following written notice of such breach from C&S; (iii) if C&S terminates the 3PL Agreement pursuant to Section 12.1(b)(ii) thereof, (iv) if Penn Traffic has filed for bankruptcy protection or a  proceeding shall be instituted against Penn Traffic seeking to adjudicate it bankrupt or insolvent and such proceeding shall remain undismissed or unstayed for a period of 60 days, provided that C&S shall not terminate this Agreement in such an event if Penn Traffic is otherwise in compliance with the terms of this Agreement and Penn Traffic provides adequate assurance of future performance under this Agreement; or (v) if General Electric Capital Corporation or Kimco Capital Corp. or any other material credit or lending party has declared that Penn Traffic has committed an Event of Default as defined under its respective credit agreement with Penn Traffic and has ceased extending Penn Traffic credit, provided that C&S shall not terminate this Agreement in such an event if Penn Traffic is otherwise in compliance with the terms of this Agreement and Penn Traffic provides adequate assurance of future performance under this Agreement.”

6.           Termination by Penn Traffic.  Section 14.2 of the Supply Agreement is hereby deleted in its entirety and replaced with the following Section 14.2:

“Penn Traffic may terminate this Agreement for cause (i) if C&S has breached any material obligations under this Agreement or the Inventory Agreement and if such breach is curable, remains uncured after 60 days following written notice of such breach from Penn Traffic; or (ii) if C&S has filed for bankruptcy protection, or a proceeding shall be instituted against C&S seeking to adjudicate it bankrupt or insolvent and such proceeding shall remain undismissed or unstayed for a period of 60 days, provided that Penn Traffic shall not terminate this Agreement in such an event if C&S is otherwise in compliance with the terms of this Agreement and C&S provides adequate assurance of future performance under this Agreement.

* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Penn Traffic shall have the right to terminate all components of this Agreement, with the exception of the produce-related components of the Agreement which will remain in full force and effect, for cause if (x) C&S fails to pay any undisputed amount or amounts cumulatively exceeding $[*] to Penn Traffic when due, under this Agreement, the GM/HBC Agreement or any other agreement between Penn Traffic and C&S or their respective controlled affiliates or subsidiaries, and such failure continues for 1 business day (where banks in New York are legally open) after Penn Traffic has provided C&S written notice of such failure; or (y) Penn Traffic terminates the 3PL Agreement pursuant to Section 12.2(b)(ii), (iii) or (iv) thereof; or (z) C&S elects to terminate the 3PL Agreement pursuant to Section 12.1(a) thereof, [*].

[*].

[*].  In the event that Penn Traffic terminates the Agreement pursuant to this Section 14.2, C&S shall pay any and all amounts outstanding, rebates, charges and fees incurred through termination.  The parties agree and acknowledge that the remedies under this section are nonexclusive, cumulative of and additional to all other rights or remedies in law or equity of Penn Traffic.  Further, all provisions surviving termination of this Agreement (such as an indemnification obligation) shall remain in full force and effect.

[*]

[*].

In addition to the foregoing, in the event that C&S terminates the 3PL Agreement pursuant to Section 12.1(b)(iii), (iv) or (v) thereof and C&S has not otherwise already terminated (or initiated steps to terminate) this Agreement pursuant to Section 14.1(a) herein, Penn Traffic may elect to terminate this Agreement, in which case such termination shall be treated for all purposes as an expiration of the Term pursuant to Section 14.3 of this Agreement and the rights and obligations of the parties hereto shall be as set forth in Section 14.3.  Penn Traffic shall provide C&S with written notice of such election within thirty (30) days of C&S’s termination of such 3PL Agreement.”

7.           Confidentiality.  Section 18.9(b) of the Supply Agreement is hereby deleted in its entirety and replaced with the following Section 18.9(b):

“(b)           Price Verification and [*].  Without limiting the above or any other terms of this Agreement, the reports, documents, information and materials provided to Penn Traffic and its auditors  in connection with price verification and audit procedures pursuant to Sections 6.1 and 6.2 are highly confidential, non-public information which shall be protected from disclosure pursuant to Section 18.9(a) above.  In certain cases, notwithstanding the execution of this Agreement and the confidentiality obligations set forth herein, due to the sensitive nature of certain information and/or other confidentiality obligations of C&S, C&S may not disclose certain information to Penn Traffic in its original format (e.g. [*]).  [*].  Further, Penn Traffic agrees, prior to disclosure by C&S, to require its third party auditors to execute a confidentiality agreement in a form reasonably satisfactory to  C&S.  In addition to the above, Penn Traffic understands and agrees that information related to [*].  Accordingly, in order for C&S to agree to provide such confidential information, Penn Traffic agrees that it will only allow access to such confidential information by Penn Traffic’s third party auditors when they  have a need to know such confidential information in connection with Penn Traffic's price verification and [*].  All such confidential information may not be copied or reproduced by Penn Traffic’s third party auditors or provided to Penn Traffic or any other party in any form, and may only be used pursuant to the uses permitted hereunder.”

8.    [*].

9.   Further Assurances.  Penn Traffic and C&S shall each execute such other instruments, certificates and agreements as is necessary or appropriate to fully carry out the intent of this First Amendment and the transactions contemplated herein.

10.  Full Force and Effect.  All terms and conditions of the Supply Agreement, except those which are expressly modified by this First Amendment, shall remain in full force and effect, and Penn Traffic and C&S each hereby ratifies and confirms the Supply Agreement, as amended and modified by this First Amendment.

11.  Authority.  Penn Traffic and C&S each hereby represents to the other that the person executing this First Amendment on behalf of such party is authorized to do so by all requisite corporate action of such party.

* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

12.  Applicable Law.  THIS FIRST AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED PURSUANT TO THE INTERNAL APPLICABLE LAW (AND NOT THE CONFLICTS LAW) OF THE STATE OF NEW YORK.

13.  Binding Effect.  This First Amendment shall be binding upon the parties and their respective successors or assigns, as well as any transferee of substantially all of the assets of a party, provided, however, that neither party may assign this First Amendment without the written consent of the other party.

14.  Counterparts.  This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have duly executed this First Amendment to Amended and Restated Penn Traffic Company Supply Agreement under seal as of the date first above written.

THE PENN TRAFFIC COMPANY

By:
Name
Title

C&S WHOLESALE GROCERS, INC.

By:
Name
Title